Exhibit 4.2

DESCRIPTION OF SECURITIES

Bitfarms Ltd. (“Bitfarms”) is authorized to issue (a) an unlimited number of Bitfarms common shares; and (b) an unlimited number of Class A Preferred Shares, issuable in one or more series. Holders of Bitfarms common shares are entitled to all of the respective rights and obligations provided to shareholders under the OBCA and Bitfarms’ articles and by-laws.

Common Shares

Voting

Bitfarms’ articles provide that the holders of Bitfarms common shares shall be entitled to receive notice of and to attend all meetings of the Bitfarms shareholders and to one (1) vote in respect of each Bitfarms common share held at all such meetings. Generally, all matters to be voted on by shareholders must be approved by a simple majority (or, in the case of election of directors where the number of candidates nominated for election exceeds the number of directors to be elected, by a plurality, and in the case of an amalgamation or amendments to our Articles, by two-thirds) of the votes cast in respect of common shares held by persons present in person or by proxy, voting together.

Dividends

Bitfarms’ by-laws and the OBCA provide that dividends may be paid by issuing fully paid shares of the corporation or options or rights to acquire fully paid shares of Bitfarms or Bitfarms may pay a dividend in money or property.

Under the OBCA, directors shall not declare and a corporation shall not pay a dividend if there are reasonable grounds for believing that (a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or (b) the realizable value of the corporation’s assets would thereby be less than the aggregate of, (i) its liabilities; and (ii) its stated capital of all classes.

Bitfarms’ articles provide that, subject to the provisions of the OBCA, the Bitfarms shareholders shall be entitled to receive dividends and Bitfarms shall pay dividends thereon, as and when declared by the Bitfarms board of directors out of moneys or other property properly applicable to the payment of dividends, in such amounts and in such form as the Bitfarms board of directors may in its discretion determine from time to time.

Dissolution

Rights on Dissolution. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs, subject to the prior rights of the holders of preferred shares, the holders of the common shares then outstanding shall be entitled to receive the remaining property and assets of the Company rateably according to the number of common shares held by each holder.

Other Rights

The common shares are not redeemable, nor do the holders of such shares have pre-emptive purchase rights. Other than under applicable securities laws, there are no restrictions on the transferability of common shares.

Our common shares are listed on the TSX and the Nasdaq under the symbol “BITF.”

Preferred Stock

Bitfarms’s articles provide that the Class A Preferred Shares may be issued at any time or from time to time in one or more series. Subject to the Bitfarms’s articles, the board of directors of Bitfarms shall, before the issue thereof, fix the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of each series of Class A Preferred Shares, the whole subject to the filing of articles of amendment setting forth the designation, rights, privileges, restrictions, conditions and limitations attaching to the Class A Preferred Shares of such series and the issuance of a certificate of amendment in respect thereof.

The approval of the holders of the Class A Preferred Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Class A Preferred Shares as a class or in respect of any other matter requiring the consent of the holders of the Class A Preferred Shares may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by all the holders of the Class A Preferred Shares or passed by the affirmative vote of at least two-thirds of the votes cast at the meeting of the holders of the Class A Preferred Shares duly called for that purpose.

Bitfarms’s articles provide that the holders of any series of Class A Preferred Shares will not be entitled (except as otherwise provided by law and except for meetings of the holders of Class A Preferred Shares or a series thereof) to receive notice of, attend at, or vote at any meeting of Bitfarms shareholders, unless the Bitfarms board of directors determines otherwise, in which case voting rights will only be provided in circumstances where Bitfarms has failed to pay a certain number of dividends on such series of Class A Preferred Shares, which determination and number of dividends and any other terms in respect of such voting rights, will be determined by the Bitfarms Board and set out in the designations, rights, privileges, restrictions and conditions of such series of Class A Preferred Shares.

Bitfarms’ articles further provide that the holders of each series of Class A Preferred Shares will be entitled to receive dividends as and when declared by the Bitfarms board of directors in respect of such series.